Exhibit 99.1

Mera Pharmaceuticals Successfully Completes Chapter 11 Reorganization

SAN DIEGO, Sep 19, 2002 /PRNewswire-FirstCall via COMTEX/ -- Mera Pharmaceuticals (OTC Bulletin Board: MRPI) announced today that it had completed its merger with privately held Aqua RM, Inc. As a result, Mera Pharmaceuticals, Inc has now fulfilled all of the material requirements of the confirmed Plan of Aquasearch, Inc., its predecessor. Completion of the bankruptcy process has resulted in the discharge of over $4,000,000 of debt.

Dr. Richard Propper, Chairman and CEO, stated, "I am very happy to report that the Bankruptcy process is over and that we can now devote 100% of senior management's efforts to expand both our nutraceutical and pharmaceutical businesses. The debt relief accompanying the plan will now permit all of us at Mera to move the Company ahead aggressively in both the short and long term.


"This is an exciting time for Mera as we begin the process of exploiting the previously untapped resources of aquatic microbial plants. We have the scientists, the technology, and the marketing expertise to make significant strides forward and are very confident that this will result in enhanced shareholder value."


This press release contains forward-looking statements characterized by the use of words such as "believe," "expect," "anticipate," "feel" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. The kinds of risks and uncertainties that could affect the future operating results of Mera Pharmaceuticals include, without limitation: (i) the ability to attract new business for its existing products; (ii) the ability to identify new products and bring them to market; (iii) the ability to identify promising pharmaceutical





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candidates and, if they are identified, the ability to have them successfully complete the clinical trial process; (iv) the sensitivity of Mera Pharmaceuticals to general economic conditions; (v) the inability to attract the additional investment needed to plans regarding the drug discovery and development business. Additional information concerning risk factors that could cause actual results to differ materially from those described in forward-looking statements can be found in Mera Pharmaceuticals' SEC filings, including its Annual Report on Form 10-KSB and other periodic reports that it files under the Securities Exchange Act of 1934, as amended.

Contact Info:  Richard D. Propper, MD, Executive Chairman, 777 South Highway 101
Solana Beach, CA 92075     Phone:    (858) 847 0747     Fax:   (858) 847 9090
http://tbutton.prnewswire.com/prn/11690X78585609
SOURCE Mera Pharmaceuticals, Inc
CONTACT:  Richard D. Propper, MD, Executive Chairman, Mera
Pharmaceuticals, Inc, +1-858-847-0747, fax - +1-858-847-9090
(MRPI)  http://www.prnewswire.com


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